Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

SOUTHERN TRUST SECURITIES HOLDING CORP.

ARTICLE I

 MEETINGS OF SHAREHOLDERS

Section 1.  Annual Meeting. The annual meeting of the shareholders of this corporation shall be held on the 30th day of June of each year or at such other time and place designated by the Board of Directors of the corporation.  Business transacted at the annual meeting shall include the election of directors of the corporation.  If the designated day shall fall on a Sunday or legal holiday, then the meeting shall be held on the first business day thereafter.

Section 2.  Special Meetings. Special meetings of the shareholders shall be held when directed by the Chief Executive Officer, President or by resolution of the majority of the Board of Directors, or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting.  A meeting requested by shareholders shall be called for a date not less than 10 nor more than 60 days after the request is made, unless the shareholders requesting the meeting designate a later date.  The call for the meeting shall be issued by the Secretary, unless the Chief Executive Officer, President, Board of Directors, or shareholders requesting the meeting shall designate another person to do so.

Section 3.  Place.  Meetings of shareholders shall be held at the principal place of business of the corporation or at such other place as may be designated by the Board of Directors.

Section 4.  Notice.  Written notice stating the place, day and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the meeting, either personally or by first class mail, or by the direction of the Chief Executive Officer, President, the Secretary or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his, her or its address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.  Notice under this section may also be sent by electronic mail by means of an e-mail address supplied to the corporation by a shareholder of record.

Section 5.  Notice of Adjourned Meeting. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  If, however, after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in this Article to each shareholder of record on a new record date entitled to vote at such meeting.

Section 6.  Shareholder Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.  If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless otherwise provided by law.

Section 7.  Voting of Shares. Each outstanding share of the corporation’s common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Section 8.  Proxies.  A shareholder may vote either in person or by proxy executed in writing by the shareholder or his, her or its duly authorized attorney-in-fact.  No proxy shall be valid after the duration of 11 months from the date thereof unless otherwise provided in the proxy.

Section 9.  Action by Shareholders Without a Meeting.  Any action required by law or authorized by these bylaws or the Articles of Incorporation of this corporation, or taken, or to be taken, at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 10. Procedure for Nominations. Subject to the provisions hereof, the Board, or a committee thereof, shall select nominees for election as directors. Except in the case of a nominee substituted as a result of the death, incapacity, withdrawal or other inability to serve, the Board, or a committee thereof, shall deliver written nominations to the Secretary at least 90 days prior to the date of the annual meeting. Provided the Board, or committee thereof, makes such nominations, no nominations for directors except those made by the Board or such committee shall be voted upon at the annual meeting of shareholders unless other nominations by shareholders are made in accordance with the provisions of this Section 10.  Nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record of the corporation entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in this Section 10.  To be timely, a shareholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of shareholders, 90 days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an election to be held at an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or at a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 10, notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported a national news service, or in a document publicly filed by the corporation with the United States Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) such person’s written consent to serve as a director, if elected, and (iv) all such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the corporation is then subject to such rules); and (b) as to the shareholder giving the notice (i) the name, business address and residence address of such shareholder, (ii) the class and number of shares of the corporation which are owned of record by such shareholder and the dates upon which he or she acquired such shares, (iii) a description of all arrangements or understandings between the shareholder and nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (iv) the identification of any person employed, retained or to be compensated by the shareholder submitting the nomination or by the person nominated, or any person acting on his or her behalf to make solicitations or recommendations to shareholders for the purpose of assisting in the election of such director, and a brief description of the terms of such employment, retainer or arrangement for compensation; (v) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (vi) a representation whether the shareholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from shareholders in support of such nomination. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee together with the required written consent. The corporation may also require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be elected as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 10.   The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the provisions hereof, and, if he should so determine, shall declare to the meeting that such nomination was not properly brought before the meeting and shall not be considered.

Section 11. Substitution of Nominees. In the event that a person is validly designated as a nominee in accordance with Section 10 of this Article and shall thereafter become unwilling or unable to stand for election to the Board, the Board or a committee thereof may designate a substitute nominee upon delivery, not fewer than 5 days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to Section 10 of this Article had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the corporation, if elected, of each such substituted nominee.

Section 12. New Business. Any new business to be taken up at the annual meeting at the request of the Chief Executive Officer or the President or by resolution of at least three-fourths of the directors then in office shall be stated in writing and filed with the Secretary at least 15 days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but, except as provided in this Section 12, no other proposal shall be acted upon at the annual meeting. Any proposal offered by any shareholder, may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record and have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or received by the Secretary not later than the following dates: with respect to an annual meeting of shareholders, 90 days in advance of the anniversary of the previous year’s annual meeting if current year’s meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 12, notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to a national news service, or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. A shareholder’s notice to the Secretary shall set forth as to the matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the shareholder proposing such business; (c) the class and number of shares of the corporation which are owned of record by the shareholder and the dates upon which he or she acquired such shares; (d) the identification of any person employed, retained, or to be compensated by the shareholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of such proposal, and a brief description of the terms of such employment, retainer or arrangement for compensation; (e) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such new business; (f) a representation whether the shareholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise solicit proxies from shareholders in support of such proposal; and (g) all such other information regarding such proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission or required to be delivered to the corporation pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the corporation is then subject to such rules). This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board or the management of the corporation, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided. This provision shall not constitute a waiver of any right of the corporation under the proxy rules of the Securities and Exchange Commission or any other rule or regulation to omit a shareholder’s proposal from the corporation’s proxy materials.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any new business was not properly brought before the meeting in accordance with the provisions hereof, and, if the chairman should so determine, the chairman shall declare to the meeting that such new business was not properly brought before the meeting and shall not be considered.

ARTICLE II

DIRECTORS

Section 1.  Function.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

Section 2.  Qualification.  Directors need not be residents of this state or shareholders of this corporation.

Section 3.  Compensation.  The Board of Directors shall have authority to fix the compensation of directors.

Section 4.  Presumption of Assent.  A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he or she votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 5.  Number.  This corporation shall have a minimum of 1 director but no more than 7 as shall be set by resolution of the Board of Directors.

Section 6.  Election and Term.  Each person named in the Articles of Incorporation as a member of the initial Board of Directors shall hold office until the next shareholder meeting or until his earlier resignation, removal from office or death.  If no shareholder meeting takes place, each director shall continue serve until such meeting takes place. At each shareholder the shareholders shall elect directors to hold office until the next succeeding shareholder meeting.  Each director shall hold office for a term for which he or she is elected and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal from office or death.

Section 7.  Vacancies.  Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors.  A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.

Section 8.  Removal of Directors.  At a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Section 9.  Quorum and Voting.  A majority of the number of directors fixed by these bylaws shall constitute a quorum for the transaction of business.  The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 10.  Executive and Other Committees.  The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution shall have and may exercise all the authority of the Board of Directors, except as is provided by law.

Section 11.  Place of Meeting.  Regular and special meetings of the Board of Directors shall be held at the principal place of business of the corporation or as otherwise determined by the Directors.

Section 12.  Time, Notice and Call of Meetings.  Regular meetings of the Board of Directors shall be held without notice on the first Monday of the calendar month two (2) months following the end of the corporation's fiscal, or if the said first Monday is a legal holiday, then on the next business day.  Written notice of the time and place of special meetings of the Board of Directors shall be given to each director by either personal delivery or electronic mail at least three (3) days before the meeting or by notice mailed to the director at least 3 days before the meeting.

Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose, of any regular or special meeting of the Board of Directors need be specified in the notice of waiver of notice of such meeting.  A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place.  Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment, and unless the time and place of adjourned meeting are announced at the time of the adjournment, to the other directors.  Meetings of the Board of Directors may be called by the chairman of the board, by the Chief Executive Officer or President of the corporation or by any two directors.

Members of the Board of Directors may participate in a meeting of such board by means of a conference telephone, web-conference or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Section 13.  Action Without a Meeting.  Any action, required to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of the Board of Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, is signed by such number of the directors, or such number of the members of the committee, as the case may be, as would constitute the requisite majority thereof for the taking of such actions, is filed in the minutes of the proceedings of the board or of the committee.  Such actions shall then be deemed taken with the same force and effect as though taken at a meeting of such board or committee whereat all members were present and voting throughout and those who signed such action shall have voted in the affirmative and all others shall have voted in the negative.  For informational purposes, a copy of such signed actions shall be mailed to all members of the board or committee who did not sign said action, provided however, that the failure to mail said notices shall in no way prejudice the actions of the board or committee.

ARTICLE III

 OFFICERS

Section 1.  Officers.  The officers of this corporation shall consist of a Chief Executive Officer, President, a Chief Financial Officer, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors.  Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors from time to time.  Any two or more offices may be held by the same person.

Section 2.  Duties.  The officers of this corporation shall each have such duties as prescribed by the Board of Directors, as set forth in their employment agreements and as customary and appropriate for each office.

Section 3.  Removal of Officers.  An officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of the corporation will be served thereby.  Any vacancy in any office may be filed by the Board of Directors.

ARTICLE IV

STOCK CERTIFICATES

Section 1.  Issuance.  Every holder of shares in this corporation shall be entitled to have a certificate representing all shares to which he, she or it is entitled.  No certificate shall be issued for any share until such share is fully paid.

Section 2.  Form.  Certificates representing shares in this corporation shall be signed by the Chief Executive Officer or President or and the Secretary and may be sealed with the seal of this corporation or a facsimile thereof.

Section 3.  Transfer of Stock.  The corporation shall engage a registrar and transfer agent to register a stock certificate presented to it for transfer if the certificate is properly endorsed by the holder of record or by his, her or its duly authorized attorney.

Section 4.  Lost, Stolen or Destroyed Certificates.  If the shareholder shall claim to have lost or destroyed a certificate of shares issued by the corporation, a new certificate shall be issued upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and, at the discretion of the Board of Directors, upon the deposit of a bond or other indemnity in such amount and with such sureties, if any, as the board may reasonably require.

ARTICLE V

BOOKS AND RECORDS

This corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders, Board of Directors and committee of directors.

This corporation shall keep at its registered office, or principal place of business a record of its shareholders, giving the names and addresses of all shareholders and the number of the shares held by each.

Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

ARTICLE VI

 DIVIDENDS

The Board of Directors of this corporation may, from time to time, declare and the corporation may pay dividends on its shares in cash, property or its own shares, except when the corporation is insolvent or when the payment thereof would render the corporation insolvent subject to the provisions of the Florida Statutes.

ARTICLE VII

 CORPORATE SEAL

The Board of Directors shall provide a corporate seal.

ARTICLE VIII

 AMENDMENT

These bylaws may be altered, amended or repealed, and new bylaws may be adopted by a majority vote of the directors of the corporation.